Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by Liquidia Technologies, Inc. (the “Company”) and Neal F. Fowler (“Employee”). Throughout the remainder of the Agreement, the Company and Employee may be collectively referred to as the “Parties.”

Employee has entered into an Amended and Restated Executive Employment Agreement with the Company dated January 31, 2018 (the “Employment Agreement”). Employee’s employment by the Company will terminate pursuant to Section 6.1 of the Employment Agreement, effective January 13, 2021. The Parties desire that the employment termination be on mutually agreeable terms and to avoid all litigation relating to the employment relationship and its termination, and Employee desires severance benefits pursuant to Section 6.1(b) of the Employment Agreement. Accordingly, the Parties have agreed upon the terms herein.

Employee represents that Employee has carefully read the entire Agreement, understands its consequences, and voluntarily enters into it.

In consideration of the above and the mutual promises and good and valuable consideration set forth below, the sufficiency of which is acknowledged by the Parties, Employee and the Company agree as follows:

1.            SEPARATION Employee’s employment by the Company will terminate, effective January 13, 2021 (“Termination Date”). Until the Termination Date, Employee remains an employee on paid leave status and agrees to tender the Resignation Letter to resign from all officer, director and manager positions with Liquidia Corporation and its subsidiaries effective immediately. By signing this Agreement, Employee represents that Employee has been paid for all time worked and received all wages, salary, and other amounts of any kind owed to Employee by the Company, with the exception of the Accrued Obligations (as defined in the Employment Agreement) and the Severance Benefits described in Paragraph 2 of this Agreement. Employee’s stock option agreements dated November 21, 2013, May 21, 2015, March 7, 2018, July 25, 2018, February 5, 2019 and March 18, 2020 (collectively, the “Stock Options”) and Employee’s restricted stock units agreements dated October 12, 2018 and March 18, 2020 (collectively, “RSUs”), shall continue in effect pursuant to their terms.

2.            SEVERANCE BENEFITS. Pursuant to Section 6.1(b) of the Employment Agreement, if Employee signs and does not revoke this Agreement and complies with its terms, the Company will provide to Employee the following “Severance Benefits:”

a.            an amount equal to Employee’s current base salary ($524,064) for twelve (12) months (the “Severance Period”), less all applicable withholdings and deductions, paid in equal installments beginning on the Company’s first regularly scheduled payroll date after the revocation period set forth in Section 7 expires unexercised, with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter;

b.            an Award under the Liquidia Corporation Annual Cash Bonus Plan (the “Bonus Plan”), as amended from time to time, in the amount of $131,016 for the 2020 Performance Period (as defined in the Bonus Plan), notwithstanding the employment requirement set forth in Section 6.3 of the Bonus Plan, which amount shall be paid at the same time and in the same manner that Awards are paid to the Company’s other participants in the Bonus Plan;

c.            payment of that portion of the premiums required to continue Employee’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) that exceeds the active employee rate, provided that Employee timely elects to continue coverage under COBRA, until the earliest of (i) the close of the Severance Period, (ii) the expiration of Employee’s eligibility for the continuation coverage under COBRA, or (iii) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the termination date through the earliest of (i), (ii) or (iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines in its sole discretion that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code, or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period, regardless of whether Employee elects COBRA coverage (the “Special Severance Payment”). Employee may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. If Employee becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, Employee must immediately notify the Company of such event, and all payments and obligations under this clause will cease; and

d.            an amendment to the Stock Options to extend the exercisability of the vested portion of the Stock Options to twelve (12) months following the Termination Date, unless terminated earlier pursuant to the terms of the Liquidia Corporation 2020 Long-Term Incentive Plan, as amended by Parent from time to time, or such other operative equity plan of the Company and the operative stock option agreements (collectively, the “Equity Agreements”). Except as expressly amended in this paragraph, the Stock Options will continue to be governed in full by the terms of the operative Equity Agreements. The extension of the life and exercise period of the Stock Option may result in any incentive stock options losing their tax-favored status, in which case the incentive stock options will be treated as non-statutory stock options for federal tax purposes and the Company will require Employee to meet his income and employment tax withholding obligations, if any. Accordingly, as a condition to exercising the Stock Options, Employee hereby agrees to reimburse the Company for all applicable federal and state income and employment taxes that the Company is required to withhold as a result of such exercise, and no shares of Parent’s Common Stock will be issued to Employee in respect of his exercise of the Stock Options unless and until Employee satisfies such tax withholding obligations. Employee acknowledges that the Company is not providing tax advice to Employee and that Employee has been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Stock Options and any other compensation and benefits that Employee is receiving under this Agreement.

The Severance Benefits afforded under this Agreement exceed what Employee otherwise is entitled to receive and are in lieu of any other severance compensation or severance benefits to which Employee otherwise might be entitled, and payment of these Severance Benefits is conditioned upon Employee’s material compliance with the terms of this Agreement.

3.            RELEASE. In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF EMPLOYEE AND EMPLOYEE’S ASSIGNS, HEIRS, AND OTHER REPRESENTATIVES) RELEASES THE COMPANY, LIQUIDIA CORPORATION, ITS PREDECESSORS, SUCCESSORS, AND ASSIGNS AND ITS AND/OR THEIR PAST, PRESENT, AND FUTURE OWNERS, PARENTS, SUBSIDIARIES, AFFILIATES, PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES, AND INSURERS), AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS, KNOWN OR UNKNOWN, EMPLOYEE MAY HAVE OR CLAIM TO HAVE RELATING TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES, OR AFFILIATES OR EMPLOYEE’S SEPARATION THEREFROM, arising before the execution of this Agreement, including, but not limited to, claims: (i) for discrimination, harassment, retaliation, or accommodation arising under federal, state, or local laws prohibiting age, sex, national origin, race, religion, disability, veteran status, genetic information, or other protected class discrimination, harassment, or retaliation for protected activity (including, but not limited to, claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended); (ii) for compensation and benefits (including, but not limited to, claims under the Employee Retirement Income Security Act of 1974 (ERISA), as amended, the Fair Labor Standards Act of 1938 (FLSA), as amended, the Family and Medical Leave Act of 1993 (FMLA), as amended, and similar federal, state, and local laws); (iii) arising under federal, state, or local law of any nature whatsoever (including, but not limited to, constitutional, statutory, tort, express or implied contract, or other common law); (iv) for attorneys’ fees; and (v) of any kind whatsoever (with the exception of those listed below) whether or not Employee knows about them at the time Employee signs this Agreement. The release of claims set forth in this paragraph does not apply to: (i) claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (ii) vested or accrued employee benefits under any of the Company’s health, welfare or retirement benefit plans; (iii) any earned but unpaid incentive compensation pursuant to the terms of any such plan in which Employee is a participant; (iv) any rights Employee may have as an insured under any insurance policy purchased or secured by the Company, including without limitation, any directors or officers liability insurance; and (v) Employee’s rights pursuant to the Equity Agreements or this Agreement.

4.            COVENANT NOT TO SUE. Employee will not sue Releasees on any matters relating to Employee’s employment arising before the execution of this Agreement or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not: (i) bar claims for workers’ compensation or unemployment benefits referenced in Paragraph 3 above, (ii) bar a challenge under the Older Workers Benefit Protection Act of 1990 (OWBPA) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, or (iii) bar a claim for breach of any agreement between Employee and the Company that is not superseded by this Agreement, including without limitation any claims for breach of this Agreement; or (iv) apply when prohibited by law, including as set forth in Paragraph 5 below. If Employee does not abide by this paragraph, then Employee will indemnify Releasees for all expenses that they incur in defending the action.

5.            AGENCY CHARGES/INVESTIGATIONS. Nothing in this Agreement shall prohibit Employee from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency concerning the terms, conditions, and privileges of Employee’s employment; provided, however, that by signing this Agreement, Employee waives Employee’s right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations, or proceedings, to the extent permitted by applicable law. In addition, nothing in this Agreement prevents Employee from reporting to, cooperating with, communicating with, or participating in any proceeding before the Securities and Exchange Commission or from taking any action protected under the whistleblower provisions of any federal securities law, none of which activities shall constitute a breach of the release, non-disparagement or confidentiality clauses of this Agreement.

6.            COMPANY INFORMATION AND PROPERTY. Nothing in this Agreement shall relieve Employee from any confidentiality, proprietary information, secrecy, non-compete, non-disclosure, non-solicitation, invention rights and assignment obligations, or other such related obligations under any previously executed agreements with the Company. Without limiting the foregoing, Employee agrees that Employee will continue to be bound by the terms and conditions contained in the Confidentiality, Inventions and Non-Competition Agreement between Employee and the Company (the “Confidentiality Agreement”), including any amendments thereto, and the terms of the Confidentiality Agreement are in full force and effect and survive Employee’s termination of employment with the Company.

7.            RIGHT TO REVIEW AND REVOKE. The Company delivered this Agreement to Employee on December 13, 2020, and desires that Employee have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advises Employee to consult with an attorney prior to executing it, that Employee has twenty-one days within which to consider it, and that Employee may not execute it before the Termination Date. In the event that Employee does not return an executed copy of the Agreement to the Company by no later than the 22nd calendar day after receiving it or the Termination Date, whichever occurs later , the Agreement and the obligations of the Company herein shall become null and void. Employee may revoke the Agreement during the seven-day period immediately following Employee’s execution of this Agreement. The Agreement will not become effective or enforceable until this revocation period has expired. To revoke the Agreement, a written notice of revocation must be delivered to the Company to the attention of Florina Gordon (florina.gordon@liquidia.com) during the seven-day period immediately following Employee’s execution of this Agreement.

8.            CONFIDENTIALITY AND NONDISPARAGEMENT. The terms and provisions of this Agreement are confidential, and Employee represents and warrants that since receiving this Agreement, Employee has not disclosed, and going forward will not disclose, the terms and provisions of this Agreement to third parties, except as required by law or as reasonably necessary to enforce this Agreement. Notwithstanding the above, Employee may reveal the terms and provisions of this Agreement to members of Employee’s immediate family or to an attorney consulted for legal advice, provided that such persons agree to maintain the confidentiality of the Agreement. Employee represents and agrees that, since receiving this Agreement, Employee has not made, and going forward will not make, disparaging, defamatory, or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers, or employees to anyone. The Company represents and agrees that, since receiving this Agreement, the Company, acting through its current members of the Board of Directors and the officer to whom Employee reports has not made, and going forward will not make, disparaging, defamatory, or derogatory remarks about Employee. Nothing in this Agreement shall prohibit Employee or the Company from participating in any communication with, or disclosing any information to, any representatives of any government agency referenced in Paragraph 5 of this Agreement or shall prohibit either the Company or Employee from providing truthful testimony in response to lawful process, or as otherwise required by law.

9.            Cooperation With Company After Termination of Employment. For a period of one (1) year after the Termination Date, Employee agrees to cooperate (a) with the Company, Parent, and its subsidiaries (collectively, the “Company Group) in (i) the defense of any legal matter involving any matter that arose during Employee’s employment with the Company, and (ii) all matters relating to the winding up of Employee’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Board of Directors of Parent; and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to any Company Group entity. The Company will reimburse Employee for any reasonable travel and out of pocket expenses incurred by Employee in providing such cooperation. The Company will also pay Employee a per diem amount equal to Employee’s base salary as of the Termination Date divided by two hundred and thirty (230) for each day or partial day that Employee devotes to fulfilling his obligation to cooperate under this Section 9 after the expiration of the Severance Period.

10.          APPLICATION OF SECTION 409A. It is intended that all of the Severance Benefits payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that is so exempt from Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. In the event that the terms of this Agreement would subject Employee to any additional tax, penalty or interest under Section 409A (the “409A Penalties”), the Company and Executive shall cooperate in good faith to amend the terms of this Agreement to avoid such 409A Penalties, if possible, while preserving the intended economic effects of the Agreement to the greatest extend possible. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement. The Company shall not be liable to Employee for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A. Notwithstanding anything to the contrary set forth herein, no Severance Benefits that constitute nonqualified deferred compensation not exempt from the application of Section 409A will be made under this Agreement until Employee has incurred a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

11.          OTHER. Except as expressly provided in this Agreement and except for the Confidentiality Agreement and the Equity Agreements, this Agreement supersedes all other understandings and agreements, oral or written, between the Parties and constitutes the sole agreement between the Parties with respect to its subject matter. For avoidance of doubt, this Agreement does not supersede the Equity Agreements. The Parties acknowledge that no representations, inducements, promises, or agreements, oral or written, have been made by any of the Parties or by anyone acting on behalf of any of the Parties that are not embodied in this Agreement, and no agreement, statement or promise not contained or described in this Agreement shall be valid or binding on the Parties. No change or modification of this Agreement shall be valid or binding on the Parties unless such change or modification is in writing and is signed by the Parties. Employee’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other Party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal, or unenforceable, that invalidity, illegality, or unenforceability shall not affect any other provision in this Agreement.

This Agreement is intended to avoid all litigation relating to Employee’s employment with the Company and Employee’s separation therefrom; therefore, it is not to be construed as the Company’s admission of any liability to Employee – liability that the Company denies.

This Agreement shall apply to, be binding upon, and inure to the benefit of the Parties’ successors, assigns, heirs, and other representatives and be governed by North Carolina law, without regard to the conflicts of laws principles thereof, and the applicable provisions of federal law. The state and federal courts in North Carolina shall be the exclusive venues for the adjudication of all disputes arising out of this Agreement, and Employee consents to the exercise of personal jurisdiction over Employee in any such adjudication and hereby waives any and all objections and defenses to the exercise of such personal jurisdiction.

CAUTION! READ BEFORE SIGNING. THIS AGREEMENT CONTAINS A RELEASE OF ALL CLAIMS.

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the date written below.

EMPLOYEE REPRESENTS THAT EMPLOYEE HAS CAREFULLY READ THE ENTIRE Agreement, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

/s/ Neal F. Fowler	January 13, 2021

Neal F. Fowler	Date

LIQUIDIA TECHNOLOGIES, INC.
By:	/s/ Damian deGoa	January 13, 2021
Name:	Damian deGoa	Date
Title:	Chief Executive Officer

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